Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-284010, 333-269869, 333-274343, 333-290148, 333-291857 and 333-293968) and on Form F-3 (File Nos. 333-274841 and 333-291100) of Wearable Devices Ltd. of our report dated March 11, 2026, relating to the consolidated financial statements as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 which appears in this Form 20-F for the year ended December 31,2025.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

March 12, 2026

Tel Aviv, Israel